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                                                                Exhibits 5 and 8


                                 Portland, Maine
                                 April 15, 2003



Maine & Maritimes Corporation
209 State Street
Presque Isle, Maine 04769

Ladies and Gentlemen:

            We have acted as counsel to Maine & Maritimes Corporation, a Maine corporation (the "Company"), in connection with the proposed formation of a holding company structure for Maine Public Service Company, a Maine corporation ("MainePublic"), through the merger (the "Merger") of MPS Merger Co., a wholly-owned subsidiary of the Company ("MergeCo") and Maine Public, pursuant to an Agreement and Plan of Merger and Reorganization (the "Merger Agreement").

            This opinion is being rendered in connection with the filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of 1,574,582 shares of Common Stock, $7.00 par value, of the Company (the "Company Common Stock") to be issued in the Merger.

            For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement; (ii) the Registration Statement; (iii) the Articles of Incorporation of the Company, as in effect on the date hereof; (iv) the By-Laws of the Company to be in effect immediately prior to consummation of the Merger; (v) resolutions adopted by the Board of Directors of the Company relating to the Merger and the issuance and delivery of the Company Common Stock in connection therewith; and
(vi) such other documents, certificates and other records as we have deemed necessary or appropriate.

            Opinions below on the United States federal income tax consequences of the reorganization are based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and Treasury regulations, all of which are subject to change, possibly with retroactive effect, which changes could affect the tax consequences described herein, and on factual representations provided by MPS and HoldCo. Opinions on stockholders apply only to investors that hold MPS common stock as capital assets and do not address tax considerations which may affect the treatment of special status taxpayers including financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies, foreign taxpayers, persons who acquired stock pursuant to employee stock options or plans and debtors in bankruptcy and similar proceedings. No opinion is rendered regarding the tax consequences of the reorganization under the tax laws of any state or any local or foreign jurisdiction. Each holder of MPS's common stock should consult the holder's own tax advisor as to the specific income tax consequences to the holder, including the application and effect of state or local income and other tax laws. No rulings have been sought from the IRS with respect to the reorganization and it is not currently expected that rulings will be sought.

            Based upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

            (1) The Company is validly existing as a corporation under the laws of the State of Maine; and

            (2) The Company Common Stock will be duly authorized, validly issued, fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Act; (ii) Maine Public shareholders shall have approved the Merger; (iii) Maine Public shall have received all necessary regulatory approvals required to consummate the Merger; and (iv) the Merger shall have been consummated in accordance with the terms of the Merger Agreement and the laws of the State of Maine.

            (3) The formation of MergeCo and its merger with and into MPS will be disregarded for federal income tax purposes, and the reorganization will be treated as an exchange, governed by the provisions of Internal Revenue Code section 351, of MPS common stock for HoldCo common stock. As a consequence:

                  o No income, gain or loss will be recognized by a holder of MPS common stock upon the exchange of the stock of MPS for common stock of HoldCo;

                  o The tax basis of HoldCo common stock received by the holder will be the same as the tax basis of the MPS stock surrendered in exchange for the HoldCo common stock;

                  o The holding period of the HoldCo common stock will include the holding period for the MPS common stock exchanged for the HoldCo common stock;

                  o Holders of MPS common stock who exercise their statutory right to dissent and receive solely cash in exchange for their MPS common stock will be treated as having received such payments as distributions in redemption, as provided in Internal Revenue Code section 302(a), of this stock. Each affected stockholder should consult his, her or its own tax advisor for the tax effect of the redemption (i.e., exchange treatment or dividend) in light of the stockholder's particular facts and circumstances;

                  o Holders of nonqualified stock options to acquire common stock of MPS will not recognize any income, gain, or loss upon the conversion of those options into nonqualified stock options to acquire HoldCo common stock;

                  o        Neither MPS nor HoldCo will incur current U.S.
                           federal income tax as a result of the reorganization; and

                  o A holder of MPS stock may be subject to backup withholding at the rate of 30% with respect to "reportable payments," which may include payments of cash as a result of exercising dissenters' rights or rights under Section 909 of the Maine Business Corporation Act. The payor will be required to deduct and withhold the prescribed amounts unless such stockholder:

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                           o        is a corporation or comes within other
                                    exempt categories and, when required,
                                    demonstrates this fact; or

                           o        provides a correct taxpayer
                                    identification number, certifies as to no loss to exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A holder of MPS stock who does not provide HoldCo with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the stockholder's United States federal income tax liabilities, so long as the required information is provided to the IRS.

            We express no opinion as to matters of law other than the laws of the State of Maine and the Federal law of the United States.


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            We hereby consent to the filing of this opinion as Exhibits 5 and
8 to the Registration Statement and to the references to our firm under the captions "PROPOSAL NO. 2: REORGANIZATION OF MAINE PUBLIC SERVICE COMPANY -- Federal Income Tax Consequences" and "-- Legal Opinions" in said Registration Statement and the Proxy Statement and Prospectus constituting a part thereof, and any amendments thereof.

                                Very truly yours,

                                /s/ Curtis Thaxter Stevens Broder & Micoleau LLC

                                CURTIS THAXTER STEVENS BRODER &
                                MICOLEAU LLC